Exhibit 5.1

STINSON LEONARD STREET LLP

150 SOUTH FIFTH STREET, SUITE 2300

MINNEAPOLIS MN 55402

(612) 335-1500

December 19, 2016

Two Harbors Investment Corp.

590 Madison Avenue, 36th Floor

New York, New York 10022

Re:                             Automatic Shelf Registration Statement on Form S-3ASR, filed with the Securities and Exchange Commission on December 19, 2016

Ladies and Gentlemen:

We have served as special counsel to Two Harbors Investment Corp., a Maryland corporation (the “Company”), in connection with certain matters of law arising out of the filing by the Company of the above-referenced Registration Statement (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), whereby 7,161,745 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company are registered to be issued to stockholders of the Company in accordance with the Company’s Dividend Reinvestment and Direct Stock Purchase Plan.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.              The Registration Statement, and all amendments thereto, and the related form of prospectus included therein, substantially in the form in which it was transmitted to the Commission under the 1933 Act;

2.              The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.              The Bylaws of the Company;

4.              A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.              Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company authorizing the registration, sale and issuance of the Shares; and

6.              Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.              Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.              Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.              Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.              All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.              The Shares will not be issued or transferred in violation of the restrictions on ownership and transfer set forth in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.              The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.              The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Charter, the Registration Statement and the Resolutions (assuming that, upon any issuance of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter), the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers.  To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.  The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are an “expert” under the meaning of the Securities Act or that we otherwise are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

STINSON LEONARD STREET LLP

/s/ Stinson Leonard Street LLP